                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             THE UNION CORPORATION
                                       AT
                              $31.50 NET PER SHARE
                                       BY
                        SHERMAN ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                           OUTSOURCING SOLUTIONS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST 66 2/3% OF THE TOTAL VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE UNION CORPORATION OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED AND (III) OUTSOURCING SOLUTIONS INC. ("PARENT") RECEIVING THE FINANCING NECESSARY FOR IT AND SHERMAN ACQUISITION CORPORATION TO CONSUMMATE THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED HEREIN) IN ACCORDANCE WITH THE TERMS OF THE BANK COMMITMENT LETTER DATED DECEMBER 22, 1997, TO PARENT FROM GOLDMAN SACHS CREDIT PARTNERS L.P., THE CHASE MANHATTAN BANK AND CHASE SECURITIES INC. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 14.

    THE BOARD OF DIRECTORS OF THE UNION CORPORATION (THE "COMPANY") HAS UNANIMOUSLY APPROVED EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN), UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of the shares of common stock, par value $0.50 per share (collectively with the associated Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 14, 1988, between the Company and First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"), the "Shares"), of the Company owned by such shareholder should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                     THE DEALER MANAGERS FOR THE OFFER ARE:

           LA ZARD FRERES & CO. LLC                         GOLDMAN, SACHS & CO.
             30 Rockefeller Plaza                             85 Broad Street
                  59th Floor                              New York, New York 10004
           New York, New York 10020                            (212) 902-1000
                (212) 632-6717

                 The date of this Offer to Purchase is December 24, 1997.

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       -----
INTRODUCTION......................................................................................................           1

THE TENDER OFFER..................................................................................................           4

1.         Terms of the Offer.....................................................................................           4
2.         Acceptance for Payment and Payment for Shares..........................................................           5
3.         Procedures for Tendering Shares........................................................................           6
4.         Withdrawal Rights......................................................................................           9
5.         Certain United States Federal Income Tax Consequences..................................................           9
6.         Price Range of Shares; Dividends.......................................................................          11
7.         Certain Information Concerning the Company.............................................................          11
8.         Certain Information Concerning the Purchaser and Parent................................................          13
9.         Source and Amount of Funds.............................................................................          14
10.        Background of the Offer; Contacts with the Company.....................................................          15
11.        Purpose of the Offer; Plans for the Company; Merger Agreement..........................................          18
12.        Dividends and Distributions............................................................................          28
13.        Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration.......          29
14.        Conditions of the Offer................................................................................          30
15.        Certain Legal Matters; Regulatory Approvals............................................................          31
16.        Fees and Expenses......................................................................................          35
17.        Miscellaneous..........................................................................................          35

SCHEDULE I:  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER..............
                                                                                                                           I-1

To the Holders of Common Stock of
  THE UNION CORPORATION:

                                  INTRODUCTION

    Sherman Acquisition Corporation, a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Outsourcing Solutions Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.50 per share (collectively with the associated Rights issued pursuant to the Rights Agreement, dated as of March 14, 1988, between the Company and First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"), the "Shares") of The Union Corporation, a Delaware corporation (the "Company"), at a price of $31.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC ("Lazard Freres") and Goldman, Sachs & Co. ("Goldman Sachs"), as Dealer Managers (the "Dealer Managers"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "UNION BOARD") HAS UNANIMOUSLY APPROVED EACH OF THE OFFER AND THE MERGER, UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE COMPANY HAS ADVISED PARENT THAT CIBC OPPENHEIMER CORP. ("OPPENHEIMER"), THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE UNION BOARD ITS WRITTEN OPINION DATED DECEMBER 22, 1997 THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE OFFER PRICE TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER, IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH SHAREHOLDERS. A COPY OF THE OPINION OF OPPENHEIMER, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY OPPENHEIMER, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY HEREWITH. SHAREHOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

    The Offer is being made pursuant to a Share Purchase Agreement and Plan of Merger, dated as of December 22, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent, which Shares will be cancelled, and other than Shares, if any, held by shareholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under the DGCL, except as otherwise described below, unless otherwise required by its certificate of incorporation, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. The Certificate of Incorporation of the Company requires an affirmative vote of the holders of at least 66 2/3% of the total voting power of all shares of capital stock of the Company outstanding to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires at least 66 2/3% of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger even if no other shareholder votes in favor of the Merger.

    Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under the DGCL, a longer period of time will be required to effect the Merger. See Section 11.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY PARENT OR THE PURCHASER (OR ANY AFFILIATE OF PARENT OR THE PURCHASER), CONSTITUTES AT LEAST 66 2/3% OF THE TOTAL VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE RULES AND REGULATIONS THEREUNDER (THE "HSR CONDITION") AND THE PARENT RECEIVING THE FINANCING NECESSARY FOR IT AND THE PURCHASER TO CONSUMMATE THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT IN ACCORDANCE WITH THE TERMS OF THE BANK COMMITMENT LETTER (THE "BANK COMMITMENT LETTER"), DATED DECEMBER 22, 1997, TO PARENT FROM GOLDMAN SACHS CREDIT PARTNERS L.P., THE CHASE MANHATTAN BANK AND CHASE SECURITIES INC. (THE "FINANCING CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE
SECTION 14.

    The Company has informed the Purchaser that, as of December 22, 1997, there were 5,802,641 Shares issued and outstanding (excluding Shares held in the Company's treasury), 728,548 Shares reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans and 2,944,837 Shares held in the Company's treasury. As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 4,354,126 Shares in the Offer. The Company has been advised, and has informed Parent, that all of its directors and executive officers intend to tender pursuant to the Offer all Shares owned of record or beneficially by such directors and executive officers. Purchaser and Parent have entered into an agreement whereby such directors and executive officers have agreed to tender their Shares in the Offer. See Section 11.

    The Company has informed the Purchaser that, effective December 22, 1997, the Rights Agreement was further amended (the "Amendment") pursuant to the Merger Agreement to provide that (i) so long as the Merger Agreement has not been terminated pursuant to its terms or at any time after the acquisition of Shares pursuant to the Offer, neither Parent nor any of its affiliates will become an Acquiring Person nor will a Distribution Date (as such terms are defined in the Rights Agreement) be deemed to occur, in each case, solely as a result of the execution, delivery and performance of the Merger Agreement or the announcement, making or consummation of the Offer, the acquisition of the Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transactions contemplated by the Merger Agreement and (ii) the Rights will expire immediately after the acquisition of Shares pursuant to the Offer. In accordance with the terms of the Merger Agreement, the Union Board has taken action to cause the Rights to be redeemed immediately prior to, and subject to, the acceptance for payment and purchase of not less than two-thirds of the outstanding Shares pursuant to the Offer.

    Pursuant to the terms of Parent's existing amended and restated credit agreement (as further amended as contemplated by the Bank Commitment Letter, the "Parent's Second Amended and Restated Credit Agreement"), upon consummation of the Offer, if requested by the Agents thereunder, Parent shall grant to the collateral agent thereunder (the "Collateral Agent"), a first priority security interest in the Shares acquired in the Offer to the extent such Shares can be pledged in accordance with applicable law. Upon consummation of the Merger, Parent shall grant to the Collateral Agent a first priority security interest in all of the stock (to the extent not previously granted as described above) and assets of the Company, including the shares of stock and assets of the Company's subsidiaries. In addition, upon consummation of the Offer, Parent intends to cause the Company and its subsidiaries to guarantee the Parent's obligations under the Parent's Second Amended and Restated Credit Agreement and the Indenture governing the Parent's 11% Series B Senior Subordinated Notes due 2006 (the "Notes") as required by the Parent's Second Amended and Restated Credit Agreement and the Notes.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on January 23, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the HSR Condition and the Financing Condition. The Offer is also subject to certain other conditions set forth in Section 14 below. If these or any of the other conditions referred to in Section 14 are not satisfied or any of the events specified in Section 14 have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering shareholders, (ii) waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14, and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

    Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 14 are not satisfied or any of the events specified in
Section 14 have occurred and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

    Parent and the Purchaser expressly reserve the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; PROVIDED, however, that without the prior written consent of the Company, the Purchaser will not (i) reduce the number of Shares sought in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions of the Offer referred to in Section 14, (iv) change the form of consideration payable in the Offer, (v) reduce, or except as otherwise permitted, extend, the time period during which the Offer shall remain open or
(vi) make any other change in the terms of the Offer which is materially adverse to any holder of Shares.

    The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the

Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in
Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise required by law.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or The Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that such Book-

Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    3. PROCEDURES FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in either case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

        (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

    The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after December 22, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

    UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depository (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depository that it is not subject to backup withholding. If the Depository is not provided with the correct taxpayer identification number, the U.S. Holder (as defined in Section 5 herein) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained.

    TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITORY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. FOR A DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHAREHOLDERS, SEE SECTION 5 OF THIS OFFER TO PURCHASE.

    The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 22, 1998, or at such later time as may apply if the Offer is extended.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder (as defined herein). This summary does not address any tax consequences of the Merger to U.S. Holders who exercise appraisal rights under Delaware law. It applies only to U.S. Holders that hold Shares as capital assets and does not address aspects of U.S. federal income tax law that may be applicable to shareholders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who acquired Shares pursuant to an exercise of employee stock options or rights which were or are subject to forfeiture restrictions or otherwise as compensation, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes and persons that have a "functional currency" other than the U.S. dollar. Also, this summary does not address state, local or foreign tax consequences of the Offer or the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer or the Merger to such holder.

    For purposes of this discussion, a "U.S. Holder" means a holder of Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a partnership or corporation created in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or

(iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, that elect to continue to be treated as U.S. persons will also be treated as U.S. Holders. A Non-U.S. Holder is a holder of Shares that is not a U.S. Holder.

    The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by the shareholders pursuant to the Offer or the Merger and such U.S. Holder's adjusted tax basis in such Shares. Any such gain or loss will be capital gain or loss. The maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one (1) year and will be further reduced if such Shares were held for more than eighteen (18) months. There are limitations on the deductibility of capital losses.

    INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting will apply to proceeds from the sale of Shares paid by a United States payor to a U.S. Holder (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). As noted in Section 3, a United States payor will be required to withhold 31% of any such payment within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number and to certify under penalties of perjury that such holder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary or otherwise fails to comply with such backup withholding requirements. Accordingly, each shareholder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS PROMULGATED THEREUNDER, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, CHANGES TO ANY OF WHICH COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN AND COULD BE MADE ON A RETROACTIVE BASIS. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the NYSE under the symbol "UCO". The following table sets forth, for fiscal years 1996 and 1997, the high and low sales prices per Share on the NYSE as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and for the specified periods in fiscal year 1998, the high and low sales prices per share on the NYSE as reported by the Dow Jones News Service.

FISCAL YEAR 1996 QUARTER ENDING:                                HIGH        LOW       DIVIDENDS
------------------------------------------------------------  ---------  ---------  -------------
September 30, 1995..........................................      16.50      14.38       --
December 30, 1995...........................................      18.75      15.25       --
March 31, 1996..............................................      21.25      16.25       --
June 30, 1996...............................................      22.13      17.63       --


FISCAL YEAR 1997 QUARTER ENDING:                                HIGH        LOW       DIVIDENDS
------------------------------------------------------------  ---------  ---------  -------------
September 30, 1996..........................................      25.38      19.88       --
December 31, 1996...........................................      23.75      20.50       --
March 31, 1997..............................................      24.75      20.88       --
June 30, 1997...............................................      26.44      18.75       --

FISCAL YEAR 1998 QUARTER ENDING:                                HIGH        LOW       DIVIDENDS
------------------------------------------------------------  ---------  ---------  -------------
September 30, 1997..........................................      26.75      22.13       --
October 1, 1997
  through December 22, 1997.................................      28.50      22.75       --

    Under the terms of the Company's existing credit agreement, the Company is precluded from paying cash dividends on its common stock.

    On December 22, 1997, the last full trading day prior to the public announcement of the Offer and Merger, the closing sale price of the Shares on the NYSE was $27.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

    The Company's operations are currently comprised of five financial services companies, which furnish a broad range of credit and receivables management outsourcing services, such as credit authorization, customer service, credit usage management, management and collection of accounts receivable, and a variety of related inbound and outbound call-center services, to both large and small businesses. The Company employed approximately 2,000 persons at September 12, 1997.

    The Company is a Delaware corporation. The address of its principal executive offices is 211 King Street, Suite 100, Charleston, South Carolina 29401. The telephone number of the Company at such offices is (805) 958-5800.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries, which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein and should be read in conjunction with the financial information and accompanying notes set forth in the Company's 1997 Annual Report to Shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "--Available Information".

                                                                                                            THREE
                                                                                                         MONTHS ENDED
                                                        FISCAL YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                        ----------------------------------------------------------  ----------------------
                                           1993        1994        1995        1996        1997        1996        1997
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating revenues....................  $   80,499  $   92,109  $   97,649  $  103,732  $  121,709  $   28,741  $   31,429
Total operating costs and expense.....      72,871      84,167      87,342      92,125     107,508      25,999      28,200
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Operating income......................       7,628       7,942      10,307      11,607      14,201       2,742       3,229
Interest expense......................        (687)     (1,048)     (1,450)     (1,475)     (1,417)       (350)       (366)
Interest income.......................       1,074         723       1,242       1,509       1,673         389         606
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations
  before income taxes.................       8,015       7,617      10,099      11,641      14,457       2,781       3,469
Provision for income taxes............       3,345       3,138       4,392       5,122       6,361       1,224       1,526
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing operations.....       4,670       4,479       5,707       6,519       8,096       1,557       1,943
Discontinued operations loss provision
  (net of tax benefits of $935 and
  $2,800).............................          --          --      (5,200)     (2,065)         --          --          --
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before cumulative effect of
  change in accounting for income
  taxes...............................       4,670       4,479         507       4,454       8,096       1,557       1,943
Cumulative effect of change in
  accounting for income taxes.........          --       1,068          --          --          --          --          --
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income............................  $    4,670  $    5,547  $      507  $    4,454  $    8,096  $    1,557  $    1,943
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

Per common share:
Income from continuing operations.....  $      .71  $      .72  $     1.01  $     1.13  $     1.37  $     0.26  $     0.33
Discontinued operations loss
  provision...........................          --          --        (.92)       (.36)         --          --          --
Cumulative effect of change in
  accounting for income taxes.........          --         .17          --          --          --          --          --
Net income (primary)..................  $      .71  $      .89  $      .09  $      .77  $     1.37  $     0.26  $     0.33

At Period End:
Total assets..........................  $  110,085  $  110,195  $  113,163  $  122,986  $  126,019  $  117,759  $  128,980
Long-term debt (excluding current
  portion)............................  $   21,036  $   20,973  $   20,763  $   20,634  $   20,379  $   20,566  $   20,331

------------------------------

Note: The fiscal 1993 amounts include the results of Allied Bond & Collection
      Agency, Inc. following its acquisition in December 1992.

    During the course of discussions between Parent and the Company that led to the execution of the Merger Agreement (see "Background of the Offer; Contacts with the Company"), the Company provided Parent with certain non-public business and financial information about the Company. The Company does not as a matter of course make public any forecasts as to future performance or earnings, and the information set forth below is included in this Offer to Purchase only because such information was provided to Parent prior to the commencement of the Offer. The forecasted financial information set forth below was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts. None of Parent, the Purchaser or the Company, nor any of their respective officers, directors or financial advisors, assumes any responsibility for the accuracy of this information. This information is based upon a variety of assumptions relating to the business of the Company, which may not be realized and is subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. There can be no assurance that the forecasted results will be realized, and actual results may vary materially and adversely from those shown.

    The Company provided Parent with the Company's forecasted results for Fiscal Year 1998 (based on actual Company results for the four months ended October 31, 1997 and the forecasted results for the period from November 1, 1997 through June 30, 1998), which forecasted operating revenue of $143,883,000, operating expense of $95,326,000, total selling, general and administrative expenses of $30,325,000 and operating income $18,232,000. The Company forecasted net interest income of $1,210,000 and net income of $10,888,000 or $1.81 per common share on a fully diluted basis.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements and other reports distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") are publicly available through the Commission's home page on the Internet at http:// www.sec.gov. Such material can also be obtained at the office of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

    THE PURCHASER. The Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are owned by Parent. The principal offices of the Purchaser are located at 390 South Woods Mill Road, Suite 150, Chesterfield, Missouri 63017. The telephone number of the Purchaser at such office is (314) 576-0022.

    PARENT. Parent was formed in September 1995 and is a leading provider of accounts receivable management services in the United States. Since 1995, Parent has acquired Account Portfolios, Inc., Continental Credit Services, Inc., A.M. Miller & Associates, Inc., Payco American Corporation, North Shore Agencies, Inc. and Accelerated Bureau of Collections, Inc. through a combination of investor equity, bank financing, seller financing and issuance of subordinated notes. Parent, through its subsidiaries, provides (i) contingent fee services, which involves collecting on delinquent consumer accounts for a fixed percentage of realized collections or a fixed fee per account, (ii) portfolio purchasing services, which involves acquiring portfolios of non-performing consumer receivables from credit grantors, and service such portfolios, retaining all amounts collected, and (iii) other related outsourcing services, including contract management of accounts receivable, billing and teleservicing.

    As of December 10, 1997, the Parent employed approximately 5,200 persons.

    The name, business address, present principal occupation or employment and five-year employment history of each of the directors and the executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

    FINANCIAL INFORMATION. The consolidated Financial Statements of Parent and its subsidiaries for the period from September 21, 1995 to December 31, 1995 and the year ended December 31, 1996 and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Parent's Registration Statement filed with the Commission on Form S-4 (File No. 333-24715) and the unaudited quarterly consolidated financial statements for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, included in the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 are incorporated herein by reference. The Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the EDGAR system are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Such material can also be obtained at the office of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

    9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related costs and expenses is estimated to be approximately $206 million.

    THE CONSUMMATION OF THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PURCHASER AT OR PRIOR TO THE EXPIRATION DATE OBTAINING SUFFICIENT FINANCING TO ENABLE IT TO PURCHASE ALL OF THE OUTSTANDING SHARES, TO REFINANCE CERTAIN INDEBTEDNESS AND TO PAY RELATED COSTS AND EXPENSES. SEE SECTION 14.

    The funds required by the Purchaser in connection with the Offer are expected to be provided from borrowings by Parent under an additional $225.0 million term loan facility (the "Additional Bank Financing") as part of the $470.0 million secured amended and restated credit facility expected to be arranged by Goldman Sachs Credit Partners L.P. ("GSCP"), The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") (each a "Bank" and collectively the "Banks").

    Parent has received the Bank Commitment Letter from the Banks in which (i) each of GSCP and Chase commits to make available one-half of the Additional Bank Financing required by Parent, (ii) GSCP and Chase agree to act as co-administrative agents with respect to the Additional Bank Financing and (iii) GSCP and CSI agree to act as arranging agents in connection with the Additional Bank Financing. A copy of the Bank Commitment Letter is attached hereto as Exhibit (b)(1). The commitments and agreements contained in the Bank Commitment Letter are subject to a number of terms and conditions which are set forth in the Bank Commitment Letter, including (i) the absence of any material adverse change in the business, condition, results of operations, assets, liabilities, or prospects of the Company or Parent, (ii) the satisfactory negotiation, execution and delivery of the loan documentation, (iii) receipt of all necessary governmental, third party and shareholder approvals, (iv) no Event of Default or Potential Event of Default (each as defined in the Company's existing credit facility) having occurred and be continuing, (v) Purchaser shall have acquired a number of Shares not less than the Minimum Condition pursuant to the Offer and
(vi) receipt of all necessary lender consents to amend the Parent's existing credit facility. Outstanding term loans and revolving facilities under the Parent's existing credit facility, which will be amended and restated as contemplated by the Bank Commitment Letter, will remain outstanding.

    Loans under the Additional Bank Financing will mature on October 15, 2004 and will amortize in quarterly installments through such date. Loans under the Additional Bank Financing will bear interest, at the Parent's option, (a) at a base rate equal to the greater of the federal funds rate plus 0.25% or Chase's customary base rate, plus 2.00% or (b) at the reserve adjusted Eurodollar rate plus 3.00%. The making of an advance under the Additional Bank Financing is subject to customary conditions to drawing. Pursuant to the terms of Parent's Second Amended and Restated Credit Agreement, upon consummation of the Offer, if requested by the Agents thereunder, Parent shall grant to the Collateral Agent a first priority security interest in the Shares acquired in the Offer to the extent such Shares can be pledged in compliance with applicable law. Upon consummation of the Merger, Parent shall grant to the Collateral Agent a first priority security interest in all of the stock (to the extent not previously granted as described above) and assets of the Company, including the shares of stock and assets of the Company's subsidiaries. In addition, upon consummation of the Offer, Parent intends to cause the Company and its subsidiaries to guarantee the indebtedness under the Parent's Second Amended and Restated Credit Agreement as required thereunder.

    The foregoing summaries of the Additional Bank Financing and the Bank Commitment Letter are qualified in their entirety by reference to the text of the Bank Commitment Letter, a copy of which has been filed as an exhibit to the
Schedule 14D-1 and are incorporated herein by reference. The Bank Commitment Letter may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8 under "--Available Information".

    The margin regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with the margin regulations.

    Parent currently has not made any plans or arrangements to either refinance or repay the loans under the Parent's Second Amended and Restated Bank Facility.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In June 1995 (prior to the formation of Parent) representatives of Oppenheimer, financial advisor to the Company, contacted David E. King of McCown De Leeuw & Co. ("MDC") regarding the possibility of entering into a transaction between MDC and the Company. MDC was in the process of forming Parent and indicated its interest in considering such a transaction. In July 1995, MDC and the Company entered into a Confidentiality Agreement pursuant to which the Company provided certain data to MDC. Subsequently, MDC and its legal advisors met with legal advisors for the Company to discuss certain environmental and other matters. After these preliminary contacts, MDC indicated a preliminary interest in entering into a business combination in respect of the Company. After considering the MDC proposal, the Company indicated that it was inadequate and discussions between the parties were terminated without any further discussions.

    During the following year, Mr. King had several conversations with representatives of Oppenheimer discussing Parent's potential interest in the Company if suitable terms could be agreed upon. These conversations were inconclusive and no substantive discussions resulted therefrom.

    In June 1996, representatives of Oppenheimer contacted Parent to inform Parent that the Company was again evaluating strategic options available to it. Parent indicated its continued interest in investigating the possibility of entering into a business combination with the Company, if appropriate terms could be agreed upon. Parent and the Company then entered into a Confidentiality Agreement in June, 1996. In October 1996, Mr. King, together with representatives of Parent's senior management met with senior executives of the Company. At this meeting, the Company provided Parent with information regarding its business affairs and financial condition and engaged in discussions regarding the affairs of the Company. Parent and its representatives conducted additional due diligence during October 1996 and indicated an interest in acquiring all of the outstanding capital stock of the Company at a price range of $22.00 to $25.00 per share. The Company stated that this offer was too low and that the Company intended to explore opportunities with another party.

    In January 1997, representatives of Lazard Freres approached Parent and indicated that the Company's proposed transaction with a third party had not been consummated as a result of disagreements over the price to be paid and certain other terms of the proposed transaction. Lazard Freres indicated that it believed that the Company might be interested in exploring a possible business combination with Parent and proposed arranging a meeting between Parent and the Company to discuss the matter. Subsequent to this meeting, Parent began formally to consult with Lazard Freres with respect to the potential acquisition of the Company. Lazard Freres' engagement as a financial advisor was confirmed by letters dated August 4, 1997 and December 19, 1997. Goldman Sachs was engaged as a financial advisor in August, 1997 and its engagement was confirmed by letters dated August 6, 1997 and December 22, 1997.

    On May 6, 1997, a meeting arranged by Lazard Freres took place among Mr. King, Melvin L. Cooper, the Company's Chairman of the Board, and representatives of Lazard Freres discussing the possible interest of Parent in acquiring Company.

    During the period from May 6 to July 21, 1997, representatives of Lazard Freres and Parent had several additional conversations in which they discussed Parent's interest in acquiring the Company. In addition, representatives of Lazard Freres engaged in certain preliminary discussions with representatives of Oppenheimer and with Mr. Cooper in order to determine if a mutually acceptable transaction was possible.

    On July 21, 1997, representatives of Lazard Freres met with Mr. King to discuss steps that would need to be taken to proceed with Parent's possible acquisition of the Company.

    On August 18, 1997, the Company and Parent entered into a new Confidentiality Agreement. On that same day, Mr. Cooper, Nicholas P. Gill, the Company's Chief Financial Officer, Gordon Dunn, a director of the Company, other senior management of the Company and representatives of Oppenheimer met with Mr. King, Tyler T. Zachem, a director of Parent, Timothy G. Beffa, Chief Executive Officer of the Company, and representatives of Lazard Freres and Goldman Sachs to discuss various business valuation issues regarding the Company. At the meeting, Mr. King indicated that Parent might be willing to propose an acquisition of the Company to the board of directors of the Company at a price of $28.50 per share in cash. He stated that such proposal, if made, would be subject to, among other things, receipt of adequate financing and the satisfactory completion of customary legal, environmental, tax, accounting and business due diligence.

    During the period from August 18 to September 17, 1997, representatives of Lazard Freres and Oppenheimer had several additional telephone conversations in which they discussed Parent's interest in acquiring the Company and the terms on which such an acquisition could be successfully consummated.

    On September 17, 1997, Mr. King and Mr. Cooper met to discuss further a possible business combination. Mr. Cooper described the terms on which he believed the board of directors of the Company might be willing to consider a possible transaction. Additionally, Messrs. King and Cooper discussed certain environmental issues arising from the discontinued operations of the Company.

    On September 23, 1997, Parent delivered a letter to the Company expressing its interest in acquiring all of the outstanding capital stock of the Company at a price of $31.50 in cash, subject to, among other things, completion of satisfactory due diligence, and requesting an exclusive review period to complete such due diligence.

    On October 6, 1997, Mr. King, representatives of Parent's legal advisors, Mr. Cooper and representatives of the Company's legal advisors met to discuss the structure of a proposed transaction and to commence formal negotiations in connection with the proposed acquisition.

    On October 7, 1997, representatives of Parent met with representatives of the Company to discuss the Company's existing and potential environmental liabilities.

    On October 9, 1997, Mr. King and representatives of Parent's legal advisors met with certain senior officers of the Company and representatives of the Company's legal advisors to discuss the Merger Agreement and other issues related to the proposed acquisition, including the structure of the proposed transaction, termination fees and insurance.

    From October 14 to October 22, 1997, the Company's legal advisors conducted legal due diligence at the offices of the Company's legal advisors.

    On October 21, 1997, Mr. King and representatives of Parent's legal advisors met with certain senior officers of the Company and representatives of the Company's legal advisors to discuss the Merger Agreement including the termination fee, certain insurance issues and the conditions of the Offer.

    During the period between October 9 and November 4, 1997, representatives of Parent's legal advisors met with and had several conversations with representatives of the Company's environmental counsel. Parent also continued its legal due diligence review of the Company.

    On November 4, 1997, senior officers of the Company and its legal advisors met with Mr. Beffa, Mr. Zachem and Parent's legal and financial advisors to discuss environmental matters related to the Company. At this time Parent expressed its continuing concern regarding these matters and indicated that, if such matters were not resolved to its satisfaction that it might seek to reduce the price to be paid in the Offer. Mr. Cooper indicated that the Company would not be favorably disposed to a price reduction and urged Parent to finalize its due diligence.

    On November 14, 1997, Mr. King and Mr. Cooper met and Mr. King informed Mr. Cooper that Parent would not request a price reduction. The Company and Parent signed a letter agreeing to extend the exclusivity period of Parent's due diligence review until December 31, 1997. On November 21, 1997, certain senior officers of the Company and representatives of the Company's legal advisors met with Parent and its legal advisors to continue to negotiate the Merger Agreement, including certain environmental and tax issues and the amount of the termination fee. Beginning the week of November 24, 1997, Parent and representatives of Parent's accountants and other consultants commenced business due diligence with respect to the Company.

    On December 3, 1997, senior officers of the Company made presentations regarding the business and affairs of the Company to Parent and its legal and financial advisors. During the week of December 8, 1997, Parent and its consultants conducted site visits to various offices of the Company in relation to its business due diligence. On December 12, 1997, Mr. King met with Mr. Cooper to discuss the status of the transaction and to discuss certain severance arrangements. On December 15 and 16, 1997, Parent's legal advisors discussed the terms of the Merger Agreement by telephone with the Company's legal advisors.

    Parent was informed that the Union Board met on December 17, 1997, and discussed the Merger Agreement and the transactions contemplated thereby.

    On December 18, 1997, the Board of Directors of Parent and Purchaser met to authorize the making of the Offer and the execution of the Merger Agreement.

    On December 22, 1997, Parent's and Company's legal advisors had discussions to finalize the terms of the Merger Agreement. Parent has been informed that the Union Board met on December 22, 1997, and unanimously approved the Offer, the Merger and the Merger Agreement. The Merger Agreement was then executed by Parent, the Purchaser and the Company on the same day.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT.

    PURPOSE OF THE OFFER. The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the Union Board and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    PLANS FOR THE COMPANY. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser (the "Share Purchase") in accordance with the Offer for, Shares equal to at least two-thirds of the outstanding Shares pursuant to the Offer on a fully diluted basis, the Purchaser shall be entitled to designate up to such number of directors on the Union Board, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Union Board equal to at least that number of directors which equals the product of the total number of directors on the Union Board (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by Purchaser or Parent and the denominator of which shall be the number of Shares then outstanding, and the Company and the Union Board shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Union Board (including to cause directors to resign). Promptly upon the Share Purchase, the Company and the Union Board shall take such further action as may be requested by Purchaser to cause Purchaser's designees to constitute at least a majority of the Board of Directors of each direct or indirect Subsidiary of the Company (other than Allied Bond & Collection Agency, Inc.). See "--Merger Agreement--The Union Board". The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company intend to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, and a vote of the Company's shareholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Melvin L. Cooper, William B. Hewitt and Nicholas P. Gill, who are the Chairman of the Board, President and Chief Executive Officer and Executive Vice President of the Company, respectively, have indicated to the Parent that they intend to resign from their positions as officers of the Company upon the Share Purchase. Parent and the Purchaser currently intend to cause the Company's operations to continue to be run and managed by its remaining existing management. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will make such changes as it deems appropriate under the circumstances then existing. Such changes could include, among other things, changes in the Company's corporate structure, capitalization or dividend policy.

    Pursuant to the terms of Parent's Second Amended and Restated Credit Agreement, upon consummation of the Offer, if requested by the Agents thereunder, Parent shall grant to the Collateral Agent a first priority security interest in the Shares acquired in the Offer to the extent such Shares can be pledged in accordance with applicable law. Upon consummation of the Merger, Parent shall grant to the Collateral Agent a first priority security interest in all of the stock (to the extent not previously granted as described above) and assets of the Company, including the shares of stock and assets of the Company's subsidiaries. In addition, upon consummation of the Offer, Parent intends to cause the Company and its subsidiaries to guarantee the Parent's obligations under the Parent's Second Amended and Restated Credit Agreement and the Indenture governing the Parent's Notes as required by the Parent's Second Amended and Restated Credit Agreement and the Notes.

    Except as otherwise discussed in this Offer to Purchase, neither Parent nor the Purchaser have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or in any other material changes to the Company's capitalization, dividend policy, corporate structure or business.

    TENDER AGREEMENTS. As a condition to the execution of the Merger Agreement, Parent required that the directors and executive officers of the Company enter into an agreement with Parent and the Purchaser (the "Tender Agreement" pursuant to which they have agreed to tender (and not to withdraw) all Shares (including the Rights associated therewith and any Shares acquired by such person after the date of the Tender Agreement) in the Offer. As of December 22, 1997, such individuals owned an aggregate of 238,216 shares of common stock of the Company, or approximately 3.6% of the outstanding shares on a fully diluted basis on such date.

    Each director and executive officer has agreed that until the first to occur of the Effective Time of the Merger and the termination of the Tender Agreement, at any meeting of the stockholders of the Company or in connection with any written consent of stockholders of the Company, each such director and executive officer has agreed that he shall vote (or cause to be voted) all Shares held by such director and executive officer (i) in favor of the Merger and each of the other actions contemplated thereby, (ii) against any action that would result in a breach by the Company of any covenant, representation, warranty or other obligation of the Company under the Merger Agreement, and (iii) against certain other actions, including any action that could reasonably be expected to or is intended to interfere with, delay or otherwise adversely affect the Share Purchase, the Merger, or any transactions contemplated by the Merger Agreement.

    Additionally, each director and executive officer has agreed that until the termination of the Tender Agreement, no such person shall, directly or indirectly: (i) offer for sale, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any agreement, arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such stockholder's Shares or any interest in those Shares, (ii) except as contemplated by the Tender Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would have the effect of preventing or disabling such stockholders from performing its obligations under the Tender Agreement. The Tender Agreement will terminate upon the termination of the Merger Agreement.

    MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7 UNDER "--AVAILABLE INFORMATION".

    THE OFFER. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will commence the Offer. Parent and the Purchaser expressly reserve the right to waive any of the conditions described in Section 14 hereof, to increase the Offer Price payable in the Offer, and to make any other change in the terms and conditions of the Offer; provided, however, that, without the written consent of the Company, no change may be made which (A) decreases the Offer Price payable in the Offer, (B) reduces the number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the conditions described in Section 14 hereof, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and Purchaser and its subsidiaries), (E) changes the consideration payable in the Offer to anything other than all cash,
(F) reduces the time period during which the Offer shall remain open or (G) except as provided in the next sentence, extends the time period during which the Offer shall remain open. Notwithstanding the foregoing, Parent and Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date and any subsequent scheduled expiration date (but not beyond the date 120 days after commencement of the Offer), if at such date any of the conditions described in Section 14 hereof shall not be satisfied or waived, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (but not beyond the date 120 days after commencement of the Offer). Subject to the terms and conditions set forth in the Merger Agreement (including the rights to terminate, extend or modify the Offer) and the terms and conditions of the Offer, Parent agrees to cause the Purchaser to consummate the Offer.

    In the Merger Agreement, the Company consented to the Offer and the Merger and represented that (a) the Union Board has by unanimous vote (i) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares, (ii) approved the Offer and the Merger and adopted the Merger Agreement in accordance with the provisions of the DGCL, (iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of the Company and (iv) taken all other action necessary to render (x) Section 203 of the DGCL and other state takeover statutes, (y) Article FIFTH of the Company's Certificate of Incorporation (except for the requirement that the Merger be approved by the holders of not less than two-thirds of the outstanding Shares), and (z) the Rights Agreement inapplicable to the Offer and Merger, and (b) Oppenheimer has delivered to the Union Board its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to holders of such Shares. The Merger Agreement provides that the Schedule 14D-9 shall contain the recommendation of the Union Board as described in clause
(a) hereof.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company as soon as practicable following the fulfillment or waiver of the conditions set forth in the Merger Agreement which are described below. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

    In the Merger, each Share then issued and outstanding (other than (i) any Shares that are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent, or any direct or indirect subsidiary of Parent (including the Purchaser), all of which Shares will be cancelled and none of which shall receive any payment with respect thereto, and (ii) Shares held by shareholders who perfect their appraisal rights under the DGCL) will by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price.

    On the date and time on which the Merger becomes effective (the "Effective Time"), each share of common stock, par value $0.01 per share, of Purchaser then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.50 par value, of the Surviving Corporation.

    The Merger Agreement provides that the respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

        (i) to the extent required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by holders of the requisite number of outstanding Shares of the Company entitled to vote in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws;

        (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

       (iii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated thereby and which is in effect at the Effective Time, PROVIDED, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

        (iv) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the purchase of the Shares illegal.

    THE UNION BOARD. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares equal to at least a two-thirds of the outstanding Shares pursuant to the Offer on a fully diluted basis, the Purchaser shall be entitled to designate up to such number of directors on the Union Board, rounded up to the next whole number, as will give the Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Union Board equal to at least that number of directors which equals the product of the total number of directors on the Union Board (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by the Purchaser or Parent and the denominator of which shall be the number of Shares then outstanding, and the Company and Union Board shall, at such time, take any and all such action needed to cause the Purchaser's designees to be appointed to the Union Board (including to cause directors to resign). Promptly upon the Share Purchase, the Company and the Union Board shall take such further action as may be requested by Purchaser to cause Purchaser's designees to constitute at least a majority of the Board of Directors of each direct or indirect subsidiary of the Company (other than Allied Bond & Collection Agency, Inc.). Subject to applicable law, the Company has agreed to take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Purchaser shall have provided to the Company on a timely basis all information required to be included in the information statement with respect to the Purchaser's designees. In furtherance thereof, the Company will increase the size of Union's Board, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit the Purchaser's designees to be elected to the Union Board. Upon the Share Purchase, all directors of the Company other than Purchaser's designees and two directors of the Company, and unless otherwise agreed, all officers of the Company, shall resign.

    SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, promptly following the Share Purchase, if required by the DGCL in order to consummate the Merger, the Company has agreed that, acting through the Union Board, it shall, in accordance with applicable law, duly call, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of voting upon the Merger Agreement and the Merger and that the Merger Agreement and the Merger shall be submitted at such special meeting. The Merger Agreement provides that if shareholder approval of the Merger is required by law, as promptly as practicable following the Share Purchase, the Company will prepare and file a preliminary proxy statement with the Commission and will use its best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive proxy statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly following the Share Purchase, if required by the DGCL in order to consummate the Merger, the Company will cause the definitive proxy statement to be mailed to the shareholders of the Company and, if necessary, after the definitive proxy statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company has agreed in the Merger Agreement to use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for the Merger Agreement and the Merger. Subject to the provisions of the Merger Agreement relating to the Company's obligation, except under limited circumstances, not to solicit other offers, the Company agrees that it will include in the proxy statement the recommendation of the Union Board that holders of Shares approve and adopt the Merger Agreement and approve the Merger. If the Purchaser acquires at least two-thirds of the then outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. If the Purchaser acquires at least 90% of the outstanding Shares, the Company has agreed, subject to certain conditions, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Corporation's shareholders, in accordance with Section 253 of the DGCL.

    INTERIM OPERATIONS. The Merger Agreement provides that, except as otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld), during the period commencing on the date of the Merger Agreement until the Closing (as defined in the Merger Agreement) or the Merger Agreement shall have been terminated pursuant to the terms thereof, (a) the Company and each of its subsidiaries will conduct their respective businesses substantially in the same manner as heretofore conducted and neither the Company nor any of its subsidiaries will engage in any transaction or activity, enter into any agreement or make any commitment (or materially amend certain material contracts), except (i) as previously disclosed to the Parent and Purchaser in the Merger Agreement, (ii) in the ordinary course of business and consistent with past practices or pursuant to an agreement to which the Company or any of such subsidiaries is a party (including transactions in the call center outsourcing business), (iii) as contemplated by the Merger Agreement, or (iv) which would not be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, (b) except as otherwise permitted by the Merger Agreement, neither the Company nor its subsidiaries will intentionally take any action that would cause, or intentionally omit to take any reasonable action that in all likelihood would prevent, any of the representations and warranties contained in the Merger Agreement which are qualified as to materiality to fail to be true and correct in any respect or any representation or warranty not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were deemed to be made at and as of the Closing (except to the extent any such representation or warranty was expressly made only as of a different date), (c) neither the Company nor any of its subsidiaries shall, except as provided in the Merger Agreement or as disclosed in the Merger Agreement (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, make any material investment in any other entity which is not a wholly owned affiliate of the Company or relinquish any material contract rights; (ii) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any of its material assets or properties (except in each case in the ordinary course of business and consistent with past practice or pursuant to an agreement to which the Company or any subsidiary is a party on the date hereof); (iii) make or commit to make any capital expenditures in excess of $150,000; (iv) make any change in accounting principles (except as may be required by generally accepted accounting principles or

Commission regulations, in which event, the Company will fully disclose any such change and the reason(s) therefor); (v) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary, wages or commissions of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or agreements or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) except for transactions between the Company and subsidiaries or in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability (other than indebtedness incurred under the Amended and Restated Credit Agreement dated December 31, 1994, between the Company and Bank of Boston, Connecticut (the "Existing Credit Facility"); PROVIDED that there shall not be any material increase in the amounts outstanding under the Existing Credit Facility, other than in the ordinary course of business, or otherwise as an accommodation, except for guarantees by the Company of obligations of subsidiaries or guarantees by subsidiaries of the Company of obligations of other subsidiaries of the Company, become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit except for intercompany transactions between Company and subsidiaries and between subsidiaries; (viii) agree to the settlement of any material claim or litigation including, but not limited to, claims or litigation in respect of, related to or arising out of any environmental laws or matters; (ix) make any material tax election or settle or compromise any material tax liability; (x) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent, except for the cancellation of insurance policies required to be maintained by third parties for the benefit of the Company or any subsidiary of which such cancellation neither the Company nor any subsidiary has notice; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); or (xii) agree, in writing or otherwise, to take any of the foregoing actions, (d) neither the Company nor any of its subsidiaries will (i) change or amend its Certificate of Incorporation or By-Laws, (ii) issue or sell any shares of its capital stock (other than shares issuable upon exercise of currently outstanding options), nor issue options (other than automatic issuances pursuant to the terms of a plan in effect on the date hereof or pursuant to the terms of any existing employment agreement), warrants to purchase, or rights to subscribe to, any shares of its capital stock, or enter into any arrangement or contract with respect thereto, or (iii) make any other material changes in its capital structure, other than dividends and other intercompany transfers in the ordinary course of business between any wholly-owned subsidiary and the Company or between wholly-owned subsidiaries, (e) except as previously disclosed, the Company will use all reasonable efforts to preserve the business, business organization and goodwill of the Company and each of its subsidiaries, keep in place their present executive officers and key employees, and preserve their present relationships with persons having business dealings with them, (f) the Company will use all commercially reasonable efforts to maintain, and will cause each of its subsidiaries to maintain, insurance substantially at current levels on all property, real, personal and mixed, owned or leased by them, (g) the Company will duly file all reports required to be filed by it with the Commission pursuant to the Exchange Act and submit copies thereof to Parent simultaneously with the following thereof, (h) the Company shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Parent unless required to do so by a court of competent jurisdiction, and (i) prior to the Closing, the Company will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as contemplated by the Merger Agreement, in connection with the cancellation or exercise of stock options, or any such dividends, distributions or payments made by or to any subsidiary.

    NO SOLICITATION. The Merger Agreement provides that the Company and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately upon the execution of the Merger Agreement cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any person or entity (other than Parent or the Purchaser or their representatives) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including, without limitation, by taking any action (except as allowed therein) that would make the Rights Agreement, Section 203 of the DGCL or the provisions of Article FIFTH of the Company's Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, PROVIDED, however, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with certain disclosure obligations contained in the Merger Agreement, as more fully described in the next succeeding paragraph, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Union Board reasonably determines will result in a Superior Proposal (as defined below) if the Union Board believes (and has been advised in writing by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law. In addition, neither the Union Board nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, PROVIDED that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Union Board has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Company's right to terminate the Merger Agreement in accordance with the terms thereof have been satisfied (including the expiration of the three business day period described therein and the payment of the Termination Fee (as defined below) and all other amounts required to be paid pursuant thereto),
(iii) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with its terms and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of out-of-pocket expenses incurred in connection with such Acquisition Proposal.

    In addition to the obligations of the Company set forth in the preceding paragraph, on the date of receipt thereof, the Company has agreed, pursuant to the Merger Agreement, to advise Parent of any request for information or Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal and the material terms and conditions of such request or takeover proposal.

    "Acquisition Proposal", as used herein, shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of over 10% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement. As used herein, "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company (x) on terms which a majority of the members of the Union Board determines in its good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement, (y) for which in the good faith reasonable judgment of the Union Board adequate financing or other consideration is then available and (z) which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal. Any actions permitted under, and taken in compliance with, this provision of the Merger Agreement shall not be deemed a breach of any other covenant or agreement of such party contained in the Merger Agreement.

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. Parent has agreed in the Merger Agreement that from and after the Share Purchase, Parent shall cause the Company to (i) maintain in effect in the Certificate of Incorporation of the Company the provisions with respect to the indemnification set forth in Article SEVENTH of the Certificate of Incorporation of the Company as in effect on the date of the Share Purchase, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of the Merger Agreement and/or the Share Purchase are or were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law and
(ii) maintain in effect for a period of six (6) years from the date of the Share Purchase each indemnification agreement in effect (as of such date) between the Company or any of its subsidiaries and officers and directors of the Company and its subsidiaries, which indemnification agreement shall not be amended or modified during such period in any manner that would adversely affect the rights of the individual who is a party thereto. In addition, prior to the Share Purchase, the Company will purchase a six year "tail" insurance policy substantially identical to the Company's current directors' and officers' liability insurance with specified coverage amounts and reinstatement options covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy.

    COMPENSATION AND BENEFITS. Parent has agreed that, until the first anniversary of the Effective Time, (a) Parent shall ensure that all employees and officers of the Company and its subsidiaries receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date of the Merger Agreement, it being understood that, notwithstanding the foregoing, following the Effective Time, Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination), and (b) Parent shall keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date of the Merger Agreement. In addition, Parent has agreed pursuant to the Merger Agreement that, following the Effective Time, (x) Parent will ensure that no employee welfare benefit plan adopted by the Company or its subsidiaries shall have any preexisting condition limitations, (y) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Company and subsidiaries under all Employee Benefit Plans (as defined in the Merger Agreement) up to (and including) the Effective Time, and
(z) for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Company and its subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    OPTIONS. As soon as practicable following the date of the Merger Agreement, the Union Board has agreed that it shall adopt appropriate resolutions and cause the Company to take all actions necessary to obtain the consent of each holder of an outstanding option to purchase Shares (an "Option") to the effect that, upon the Share Purchase, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), equal to the product of (x) the total number of Shares subject to such Option as to which such Option could have been exercised and (y) the excess of the Offer Price over the exercise price per Share subject to such Option, each such Cash Payment to be paid to each holder (or, without duplication, the beneficial owner) of an outstanding Option on the date of the Share Purchase.

    Pursuant to the Merger Agreement, all stock option plans of the Company ("Stock Plans") shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Company will ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

    COOPERATION. Pursuant to the Merger Agreement, each of the Company and Parent will cooperate with each other and each such party shall take all reasonable actions that may be necessary or desirable to consummate the transactions contemplated pursuant to the Merger Agreement, including, but not limited to, furnishing to each other, or reviewing, the information relating to each of them required by applicable statutes, rules and regulations for the purpose of preparing the Offer Documents (as defined in the Merger Agreement), any federal and state securities law filings and any filings under the HSR Act. Prior to the execution of the Merger Agreement, Parent will provide the Company with a copy in draft form of the Offer Documents and will make available a final copy of the Offer Documents prior to filing with the Commission. Each party covenants that all such information furnished to the other or reviewed by it will be true and correct in all material respects to the knowledge of such party. Parent and the Company will promptly notify the other party hereto of any comments or requests for additional information from the Commission or state securities law administrators or relating to any filing under the HSR Act relating to the Offer, and will upon request supply the other parties hereto with copies of all correspondence between them or their representatives and the Commission or members of its staff or state securities law administrators with respect to the transactions contemplated hereby or relating to any filing under the HSR Act relating thereto.

    FILINGS; CONSENTS; REMOVAL OF OBLIGATIONS. Pursuant to the Merger Agreement, each of the Company, Parent and Purchaser agrees to exert all reasonable efforts to consummate the Offer and the Merger at the earliest practicable time, including, without limitation, (i) preparing and filing all requisite applications, documents and notifications (including filing with the Federal Trade Commission (the "FTC") and the United States Department of Justice ("DOJ") the Notification and Report Forms under the HSR Act and cooperating with each other with respect to the filing of any additional information with respect thereto) in connection with the transaction contemplated therein required by applicable law, (ii) responding as promptly as practicable to all inquiries in connection therewith, (iii) removing or satisfying, if reasonably practicable, any objections to the validity or legality of the Share Purchase, and (iv) satisfying the conditions to the consummation of the Share Purchase set forth in the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, corporate authority, capitalization, the Rights Agreement, financial statements, public filings, conduct of business, compliance with laws, consent and approvals, opinions of financial advisors, vote required, undisclosed liabilities, litigation, environmental matters and the absence of any material adverse changes in the Company since June 30, 1997.

    TERMINATION AND ABANDONMENT. The Merger Agreement may be terminated prior to the Share Purchase and the Merger may be abandoned, after the Share Purchase:
(a) by mutual written consent of the Company, on the one hand, and of Parent and the Purchaser, on the other hand; (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent, on the one hand, or the Company, on the other hand, if the Share Purchase shall not have occurred within 120 days after commencement of the Offer unless the Share Purchase shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (d) by the Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in clause (iv)(d) or (f) of the conditions set forth in Section 14 hereof and (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires; (e) by either Parent, on the one hand, or the Company, on the other hand, if the Union Board determines that an Acquisition Proposal constitutes a Superior Proposal and the Union Board believes (and has been advised by independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however the Company may not terminate the Merger Agreement in this manner unless and until three days have elapsed following delivery to Parent of a written notice of such determination by the Union Board and during such three day period the Company has fully cooperated with the Parent, including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; and PROVIDED further that at the end of such three day period the Union Board determines that the Acquisition Proposal constitutes a Superior Proposal and the Union Board continues to believe (and has again been advised by independent outside counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED FURTHER that the Merger Agreement shall not terminate in this manner unless (i) prior to such termination Parent has received the fees and expenses set forth in the Merger Agreement and described under "--Payment of Certain Fees and Expenses Upon Termination" below by wire transfer in same day funds and (ii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which acquisition agreement (x) permits the Company to terminate the acquisition agreement in the event the Union Board determines to effect a transaction with Parent and (y) does not provide for a break up fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with such Superior Proposal; or
(f) by the Company, in the event of a breach by Parent or the Purchaser of any representation, warranty, covenant or agreement contained in the Merger Agreement which cannot or has not been cured within 15 days after the giving of written notice of such breach to Parent and the Purchaser, except in any case where such breaches are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer and/or the Merger.

    The Merger Agreement provides that, in the event of termination pursuant to the provisions described above by Parent or the Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Parent, the Purchaser or the Company, except that certain provisions of the Merger Agreement relating to confidentiality and certain fees and expenses shall survive any termination of the Merger Agreement. Nothing in this provision shall relieve any party to the Merger Agreement of liability for breach of the Merger Agreement.

    PAYMENT OF CERTAIN FEES AND EXPENSES UPON TERMINATION. Except as provided in the next succeeding sentence, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated: (i) by Parent because of an event set forth in clause (iv) (e) of Section 14 hereof; (ii) by Parent or the Company as set forth under clause (e) of "--Termination and Abandonment" above; or (iii) by the Company as set forth under clause (c) of "--Termination and Abandonment" above, if, prior to such termination, the Company shall have directly or indirectly notified any of its stockholders that a third party has made an Acquisition Proposal or a third party shall have announced an Acquisition Proposal, and within twelve months after such termination, the Company or any of its subsidiaries enters into an agreement with respect to any merger or any other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock which would give the acquirors not less than 10% of the issued Shares, a tender offer or exchange offer or similar transaction involving the Company or one or more of its subsidiaries accounting for more than 10% of the Company's consolidated income in its prior fiscal year (a "Third Party Acquisition"), or a Third Party Acquisition occurs, involving any such party (or any affiliate or associate thereof) (x) with whom the Company or any subsidiary (or their respective representatives) during the term of the Merger Agreement had any discussions with respect to a Third Party Acquisition,
(y) to whom the Company or any subsidiary (or any of their respective representatives) during the term of the Merger Agreement furnished information with respect to or with a view toward a Third Party Acquisition, or (z) who during the term of the Merger Agreement had submitted a proposal or who expressed any interest publicly or to the Company or any subsidiary (or their respective representatives) in a Third Party Acquisition, which Third Party Acquisition contemplates a direct or indirect consideration for Shares in excess of the Merger Consideration, in the case of each of clauses (x), (y) and (z) prior to such termination; then the Company shall (except as required to be earlier paid in accordance with the Merger Agreement) pay to Parent in same day funds $7.7 million, which shall be deemed to include reimbursement for all out-of-pocket fees and expenses incurred by Parent or on its behalf in connection with the transactions contemplated hereby.

    12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that prior to the Effective Time, the Company and each of its subsidiaries will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as contemplated by the Merger Agreement, in connection with the cancellation or exercise of stock options, or any such dividends, distributions or payments made by or to any subsidiary. Under the terms of the Company's current financing, the Company is precluded from paying cash dividends on its common stock.

    If, on or after December 22, 1997, the Company should redeem, purchase or otherwise acquire any shares of its capital stock except as provided above, then, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number of securities offered to be purchased.

    If, on or after December 22, 1997, the Company should declare, pay, set aside or make any cash dividend or make other distributions or payments with respect to any shares of its capital stock, or issue with respect to any shares of its capital stock any rights to acquire any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on the Company's stock transfer records, then, subject to the provisions of Section 14 hereof, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    In accordance with the terms of the Merger Agreement, the Union Board has taken action to cause the Rights to be redeemed immediately prior to, and subject to, the acceptance for payment and purchase of not less than the two-thirds of the outstanding Shares pursuant to the Offer (the proceeds of any such redemption of Rights associated with the Shares tendered in the Offer to be for the account of the Purchaser in accordance with clause (b)(ii) of the immediately preceding paragraph). Pursuant to the terms of the Merger Agreement and except as described in the preceding sentence, the Company is prohibited from taking any of the actions described in the preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The extent of the public market for the Shares and, according to the published guidelines of the National Association of Securities Dealers, Inc., the continued trading of the Shares on the NYSE, after commencement of the Offer, will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Company has informed the Purchaser that, as of December 22, 1997, 5,802,641 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the NYSE is discontinued, the liquidity of and market for the Shares could be adversely affected. The Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

    The Shares are currently "margin securities," as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    THE SHARES ARE CURRENTLY REGISTERED UNDER THE EXCHANGE ACT. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the NYSE. It is the present intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer.

    14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represent two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis,
(ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated, (iii) Parent shall not have received financing necessary for it and Purchaser to consummate the Offer and the other transactions contemplated by the Merger Agreement in accordance with the Bank Commitment Letter or (iv) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly materially restrain, prohibit or make more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Company and its subsidiaries taken as a whole, or seeking to impose any material limitation by reason of the transactions contemplated by the Merger Agreement on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's shareholders,
    (iv) seeking to require divestiture by Parent or the Purchaser of any Shares, (v) otherwise directly or indirectly relating to the Offer or the Merger and which could reasonably be expected to materially adversely affect Company or any of its subsidiaries or Parent or Purchaser or (vi) otherwise having a Material Adverse Effect (as defined in the Merger Agreement) on the Company and its subsidiaries taken as a whole;

        (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Purchaser, the Company or any subsidiary or
    (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

        (c) any change (other than as a result of general economic conditions) shall have occurred, or Parent shall have become aware of any fact, that is reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole;

        (d) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any of such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect as of the date of the Merger Agreement or immediately prior to the Share Purchase;

        (e) the Union Board shall have withdrawn, modified or amended in any respect adverse to Parent or the Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions (including those set forth in clauses (i)-(iv) above) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Except as otherwise disclosed herein, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

    APPRAISAL RIGHTS. In connection with the Merger, holders of Shares of the Company will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares of the Company as to which appraisal rights are asserted. A person having a beneficial interest in Shares of the Company that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's shareholders. In such event, within ten days of the Effective Date, the Company shall notify all holders of Shares who did not tender such Shares in the Offer or the Merger. Each such shareholder electing to demand appraisal of his or her shares shall deliver to the Company, within 20 days of the mailing of such notice, a written demand for appraisal of his or her Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that such stockholder intends thereby to demand the appraisal of his or her Shares. Additionally, appraisal rights will not be available under
Section 262 if the stockholder does not continuously hold through the Effective Time his or her Shares with respect to which he or she demands appraisal.

    If the Minimum Condition is satisfied but the Purchaser has not acquired 90% of the then outstanding Shares, under the DGCL, the Merger Agreement and Merger must be approved by a vote of the Company's stockholders. Each stockholder of the Company electing to demand appraisal of his or her Shares shall deliver to the Company, before the taking of the vote on the Merger at a special meeting, a written demand for appraisal of his or her Shares of the Company. Such demand must reasonably inform the Company of the identity of the stockholder and that such stockholder intends thereby to demand the appraisal of his or her Shares of the Company. This written demand for appraisal of the Shares of the Company must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262. Any stockholder electing to demand his appraisal rights will not be granted appraisal rights under Section 262 if such stockholder has either voted in favor of the Merger or consented thereto in writing (including by granting a proxy or by returning a signed proxy without specifying a vote against the Merger or a direction to abstain from such vote). Additionally, appraisal rights will not be available under Section 262 if the stockholder does not continuously hold through the Effective Time his or her Shares of the Company with respect to which he or she demands appraisal.

    A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing Shares of the Company. If the Shares of the Company are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Shares of the Company are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

    A record owner, such as a broker, who holds Shares of the Company as a nominee for others, may exercise appraisal rights with respect to the Shares of the Company held for all or less than all beneficial owners of Shares of the Company as to which such person is the record owner. In such case the written demand must set forth the number of Shares of the Company covered by such demand. Where the number of Shares of the Company is not expressly stated, the demand will be presumed to cover all Shares of the Company outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

    A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to the Secretary of the Company at 211 King Street, Suite 100, Charleston, South Carolina 29401. The written demand for appraisal must specify the stockholder's name and mailing address, the number of Shares of the Company owned, and that the stockholder is thereby demanding appraisal of his or her Shares of the Company. Within ten days after the Effective Time, the Company must provide notice to all stockholders who have complied with Section 262 and have not voted in favor of or consented to the adoption of the Merger Agreement.

    Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the Shares of the Company of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares of the Company owned by such stockholders, determining the fair value of such Shares of the Company, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

    Stockholders considering seeking appraisal should have in mind that the "fair value" of their Shares of the Company determined under Section 262 could be more than, the same as or less than the Offer Price, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares of the Company entitled to appraisal.

    Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote for any purpose the Shares of the Company subject to such demand or to receive payment of dividends or other distributions on such Shares of the Company, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Offer; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of Shares of the Company shall be entitled to receive the Offer Price. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

    THE PROVISIONS OF SECTION 262 ARE COMPLEX AND TECHNICAL IN NATURE. SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS MAY WISH TO CONSULT COUNSEL, SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered shareholders of the Company therein be filed with the Commission and disclosed to shareholders of the Company prior to consummation of the Merger.

    ANTITRUST. Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 10 days after the request is substantially complied with, unless the waiting period is terminated sooner by the FTC or the Antitrust Division or extended by court order or by consent of a party. See Section 2. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Pursuant to an engagement letters with Parent, Lazard Freres and Goldman Sachs have been retained to act as financial advisors to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Lazard Freres and Goldman Sachs an aggregate of $1.5 million for their services. In addition, Parent has agreed to reimburse Lazard Freres and Goldman Sachs for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees of its counsel. Furthermore, Parent has agreed to indemnify Lazard Freres and Goldman Sachs and certain related persons against certain liabilities and expenses. In the event that the Merger is not consummated and Parent receives the termination fee contemplated by the Merger Agreement, Parent will be obligated to pay a portion of such fee to Lazard Freres and Goldman Sachs. In addition to these fees, a research analyst employed by Lazard Freres, who had been previously employed by Oppenheimer, will be entitled to 10% of any net fee paid by the Company to Oppenheimer.

    Lazard Freres and Goldman Sachs are acting as the Dealer Managers in connection with the Offer. Lazard Freres and Goldman Sachs will not be entitled to any additional fees for their services as Dealer Managers.

    The Purchaser and Parent have also retained Chase Mellon Shareholder Services, L.L.C. as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    In addition, the Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

    17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 under "--Available Information".

                                                 SHERMAN ACQUISITION CORPORATION

December 24, 1997

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each directors and each executive officer of Parent. The current business address for each individual listed below is 390 South Woods Mill Road, Suite 150, Chesterfield, MO 63017, unless otherwise set forth herein. Each such person is a citizen of the United States.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                                        HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------

Jeffrey E. Stiefler..................  Chairman of the Board of Directors of Parent since January 1996. From June
                                       1993 to September 1995, Mr. Stiefler was President and Director of
                                       American Express Company, where he had previously served in various capacities since 1983, including President and Chief Executive Officer of
                                       IDS Financial Services. Prior to joining Parent, Mr. Stiefler held various positions with the Meritor Financial Group, including Chairman of the
                                       Meritor Savings Bank Florida and the Meritor Savings Bank Washington,
                                       D.C., and Citicorp, including Vice President and Regional Business Manager of the New York Banking Division and Senior Vice President and Regional
                                       Business Manager of Nationwide Financial Services. Mr. Stiefler is an
                                       Operating Partner of McCown De Leeuw & Co. Mr. Stiefler currently serves as a director of National Computer Systems and chairman of International
                                       Data Response Corporation.

Timothy G. Beffa.....................  President, Chief Executive Officer and Director of Parent since August
                                       1996. From August 1995 until August 1996, Mr. Beffa served as President and Chief Operating Officer of DIMAC Corporation ("DIMAC") and DIMAC
                                       DIRECT Inc. ("DDI"), divisions of Heritage Media Corp., and as a director of DDI. From 1989 until August 1995, Mr. Beffa had served as a Vice
                                       President of DIMAC and as Senior Vice President and Chief Financial
                                       Officer of DDI. Prior to joining DIMAC, Mr. Beffa was Vice President of
                                       Administration and Controller for the International Division of Pet
                                       Incorporated, a food and consumer products company, where previously he had been Manager of Financial Analysis. Mr. Beffa currently serves as a director of AmeriComm Holdings Inc.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                                        HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------
David E. De Leeuw                      Director of Parent since September 1995. Mr. De Leeuw is a managing general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co.
                                       (Europe) III, L.P., a managing general partner of MDC Management Company
                                       IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III
                                       (Asia), L.P. and a member of Gamma Fund, LLC. Mr. De Leeuw currently serves as a director of Vans, Inc., AmeriComm Holdings Inc., Nimbus CD
                                       International, Inc., Aurora Foods Inc. and American Residential Investment
                                       Trust.

David E. King........................  Secretary, Treasurer and Director of Parent since September 1995. Mr. King is a general partner of MDC Management Company III, L.P., which is the general partner of McCown De Leeuw & Co. III, L.P. and McCown De Leeuw &
                                       Co. (Europe) III, L.P., a general partner of MDC Management Company IIIA,
                                       L.P., which is the general partner of McCown De Leeuw & Co. III (Asia),
                                       L.P. and a member of Gamma Fund, LLC. Mr. King has been associated with
                                       McCown De Leeuw & Co. since 1990. He currently serves as a director of
                                       AmeriComm Holdings, Inc., International Data Response Corporation, Fitness
                                       Holdings Inc., Sarcom, Inc. and RSP Manufacturing Corporation.

Tyler T. Zachem......................  Vice President and Director of Parent since September 1995. Mr. Zachem is a principal of MDC Management Company III, which is the general partner of
                                       McCown De Leeuw & Co. III, L.P. and McCown De Leeuw & Co. (Europe) III,
                                       L.P. and a principal of MDC Management Company IIIA, L.P., which is the general partner of McCown De Leeuw & Co. III (Asia), L.P. Mr. Zachem has
                                       been associated with McCown De Leeuw & Co. since July 1993. Mr. Zachem previously worked at McKinsey & Co. and McDonald & Company. Mr. Zachem currently serves as a director of RSP Manufacturing Corporation, The Brown
                                       Schools, Inc., Aurora Foods Inc. and Papa Gino's, Inc.

David G. Hanna.......................  Director of Parent since September 1995. Mr. Hanna served as President of
                                       Account Portfolios, L.P. from November 1992 to September 1995 and as
                                       President of Account Portfolios, Inc. ("API") from September 1995 to
                                       September 1996. From 1989 to November 1992, Mr. Hanna served as President of the Governmental Division of Nationwide Credit, Inc. David G. Hanna is
                                       the brother of Frank J. Hanna, III. Mr. Hanna is currently a director of
                                       The Button Gwinnett Financial Corp.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                                        HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------
Frank J. Hanna, III..................  Director of Parent since September 1995. Mr. Hanna founded Account
                                       Portfolios, L.P. in July 1989, and served as its Chief Executive Officer until its acquisition by Parent in September 1995. From September 1995 to
                                       September 1996, Mr. Hanna served as Chief Executive Officer of API. From
                                       February 1988 to January 1990, Mr. Hanna served as Group Vice President of
                                       Nationwide Credit Inc., a large accounts receivable management company.
                                       Frank J. Hanna, III is the brother of David G. Hanna. Mr. Hanna currently serves as a director of Cerulean Companies, Inc.

Peter C. Rosvall.....................  Executive Vice President and Director of Parent since January 1996. From
                                       June 1980 until its acquisition by Parent in January 1996, Mr. Rosvall served as President of Continental Credit Services, Inc.

Dennis G. Punches....................  Director of Parent since November 1996. From May 1988 to October 1988 and
                                       January 1990 to November 1996, Mr. Punches served as Chairman of the Board of Directors of Payco American Corporation. From October 1988 to January
                                       1990, Mr. Punches served as Co-Chairman of the Board of Directors of Payco
                                       American Corporation. From 1969 to January 1990, Mr. Punches served as
                                       President and Chief Executive Officer of Payco American Corporation. Mr.
                                       Punches is currently a director of Analysis & Technology Corp. and Intrum
                                       Justicia B.V.

Nathan W. Pearson Jr.................  Director of Parent since September 1997. Mr. Pearson is an operating affiliate of McCown De Leeuw & Co. Mr. Pearson has been affiliated with
                                       McCown De Leeuw since 1997. Since 1996, Mr. Pearson has been Managing
                                       Director of Commonwealth Holdings, a private investment firm. From 1988 to
                                       1995, Mr. Pearson was Executive Vice President and Chief Financial Officer
                                       of Broadcasting Partners, Inc., a radio broadcasting leveraged buyout organization and since 1995, Mr. Pearson has been a principal of investment and management at Broadcasting Partners LLC. Prior to joining
                                       Broadcasting Partners, Inc., Mr. Pearson was a management consultant with
                                       McKinsey and Company Inc. from 1982 to 1988.

Daniel J. Dolan......................  Executive Vice President and Chief Financial Officer since October 1997.
                                       From June 1974 to September 1997, Mr. Dolan was a member of Ernst & Young
                                       LLP. For the last eleven years at Ernst & Young LLP, Mr. Dolan was a partner, primarily serving large multi-national clients in the service and manufacturing industries.

2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

    Set forth below is the name, present principal occupation or employment and material occupations, positions, officers or employment for the past five years of each director and executive officer of the Purchaser. Each person identified below is employed by the Purchaser and has held such position since the formation of the Purchaser in December, 1997. The principal address of the Purchaser and the current business address for each individual listed below is the same as set forth above for Parent.

                                                              PRESENT PRINCIPAL OCCUPATION
                                                           OR EMPLOYMENT; MATERIAL POSITIONS
NAME                                                        HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------

Timothy G. Beffa.....................  See Above.
                                       Director and President

David E. King........................  See Above.
                                       Director, Vice President and Secretary

Tyler T. Zachem......................  See Above.
                                       Director, Vice President and Treasurer

3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.

    None

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                             ---------------------

           BY MAIL:                        BY HAND:                     BY OVERNIGHT:
   ChaseMellon Shareholder         ChaseMellon Shareholder         ChaseMellon Shareholder
       Services, L.L.C.                Services, L.L.C.                Services, L.L.C.
     Post Office Box 3301          120 Broadway -13th Floor           85 Challenger Road
  South Hackensack, NJ 07606          New York, NY 10271            Mail Drop--Reorg Dept.
     Attn: Reorganization            Attn: Reorganization         Ridgefield Park, NJ 07660
          Department                      Department                 Attn: Reorganization
                                                                          Department

           FACSIMILE TRANSMISSION:                         CONFIRMATION OF FAX:

               (201) 329-8936                                 (201) 296-4860

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. A shareholder may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                     THE DEALER MANAGERS FOR THE OFFER ARE:

      LA ZARD FRERES & CO. LLC              GOLDMAN, SACHS & CO.
        30 Rockefeller Plaza                   85 Broad Street
             59th Floor                   New York, New York 10004
      New York, New York 10020                 (212) 902-1000
           (212) 632-6717